EXHIBIT 10.1

LIFELINE THERAPEUTICS, INC.

EMPLOYMENT AGREEMENT

     This Employment Agreement (the “Agreement”), effective January 4, 2006 (the “Effective Date”) is by and between Lifeline Therapeutics, Inc., a Colorado corporation (the “Employer”), and Gerald J. Houston, an individual (the “Employee”), and supersedes any and all prior oral or written agreements between the parties with respect to the subject matter hereof.

     WHEREAS, Employer is engaged in the business of developing and marketing dietary supplements; and

     WHEREAS, in connection with such business, Employer desires to employ Employee in the capacity of Chief Financial Officer; and

     WHEREAS, Employee desires to be employed by Employer in the aforesaid capacity.

     NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.       Term of Employment. Subject to the provisions of Section 7 hereof, the term of Employee’s employment under this Agreement (the “Employment Term”) will commence as of the Effective Date and shall terminate on January 4, 2009. The provisions of Sections 4, 5, and 6 of this Agreement will survive and continue to be enforceable regardless of any termination or expiration of this Agreement.

2.       Duties of Employee.

     2.1.      In accepting employment pursuant to the terms of this Agreement, Employee shall undertake and assume the responsibility of performing, for and on behalf of Employer, such duties as shall reasonably be assigned to Employee by Employer at any time and from time to time in accordance with all of Employer’s policies, practices, and procedures. It is understood and agreed that Employee’s principal duties on behalf of Employer shall be those normally associated with the position of chief financial officer of a public reporting company.

     2.2.      Employee will, to the reasonable satisfaction of Employer, at all times faithfully, industriously, and to the best of Employee’s ability, experience, and talents perform all of the duties that may be required of and from Employee pursuant to the express and implicit terms hereof.

     2.3.      Employee shall devote substantially all of Employee’s professional time, attention, knowledge, and skills solely to the business and interests of Employer and Employer shall be entitled to all of the benefits, profits, and other issues arising from or incident to all professional work, services, and advice of Employee. Employee may, with the prior written approval of the Board of Directors of Employer serve as a member of the board of directors of noncompetitive public or private businesses, which approval must be reviewed again each subsequent term of service as a director.

3.       Compensation. Employer shall pay Employee, and Employee shall accept from Employer, in payment for Employee’s services rendered to Employer hereunder, an annual base salary (“Base Salary”) equal to $190,000. The Base Salary shall be paid pursuant to the Employer’s normal payroll cycle and shall be reviewed annually by the Employer’s Compensation Committee.

     3.1.      Bonuses. During the term of this Agreement, Employee will be eligible to receive a bonus equal to 30% of the Base Salary (“Bonus”). The Bonus will be subject to the Employer meeting predetermined reasonable operating and financial benchmarks, which, for each fiscal year, will be established by the Employer’s Compensation Committee within the first 60 days of such fiscal year.

     For the Employer’s fiscal year ending June 30, 2006, the Bonus shall be paid to Employee on a pro-rata basis, reflecting the Employee’s partial year of service under this Agreement (the “2006 Bonus”). One-half of the 2006 Bonus shall be paid to the Employee within 15 days of signing this Agreement, but not later than January 18, 2006, and shall be forfeited and returned to Employer in the event that Employee terminates this Agreement, with or without Good Reason, prior to September 15, 2006. The remaining one-half of the 2006 Bonus shall be subject to the Employer meeting reasonable operating and financial benchmarks, to be established by the Employer’s Compensation Committee, and shall be paid to Employee, if earned, no later than September 15, 2006.

     3.2.      Relocation Expenses. Employer agrees to reimburse Employee for expenses relating the relocation of Employee and Employee’s family to the Denver, Colorado area, up to a maximum amount of $25,000.

     3.3.      Benefits. Employee shall be entitled to participate in an equitable manner with other executive employees of Employer in Employee’s voluntary deferred compensation, long term care insurance, and medical insurance, including disability, plans or arrangements. Employee shall be entitled to four weeks of paid vacation each fiscal year.

     3.4.      Stock Options. Employer grants to Employee the right and option (the “Option”) to purchase 240,000 shares of Employer’s common stock, with the purchase price per share equal to the weighted average price for a share of Common Stock on the Effective Date, subject to the terms and conditions of a Stock Option Award Agreement evidencing such grant. The Option shall expire on the tenth anniversary of the Effective Date. To the extent possible pursuant to the Internal Revenue Code, the Option shall be an Incentive Stock Option. To the extent not previously vested pursuant to the terms of this Agreement, the Option shall vest and become exercisable in the amounts set forth below upon the Employer’s common stock, $0.001 par value per share (the “Common Stock”) achieving the following benchmarks (based on a weighted average trading price for a consecutive 90 day period):

Portion of Option Vesting	Common Stock Price
1/3	$ 8.00
1/3	$ 14.00
1/3	$ 18.00

     Notwithstanding the foregoing, to the extent not previously vested pursuant to the terms of this Agreement, 1/3 of the Option shall vest on the first anniversary of the Effective Date, and the remaining 2/3 shall vest quarterly in eight equal installments, beginning ninety days after the first anniversary of the Effective Date and ending on the third anniversary of the Effective Date.

          3.4.1.      Termination. Except as otherwise provided in this Agreement, upon the termination or expiration of this Agreement, any portion of the Option held by Employee that has not vested at the time of such termination or expiration shall be forfeited by the Employee.

          3.4.2.      Ownership Requirement. Employee hereby agrees that, for a period equal to the remaining portion of the Employment Term plus one year, Employee shall retain 20% of the shares of Common Stock received upon each exercise of all or any portion of the Option.

          3.4.3      Registration. Employer hereby agrees to register the resale of the shares of Common Stock underlying the Option prior to the first anniversary of the Effective Date.

4.       Noncompetition, Nonsolicitation.

     4.1.      Employee acknowledges and recognizes the highly competitive nature of the business of Employer and its affiliates and accordingly agrees that, during the Employment Term and until the date that is twenty-four months after the date that Employee ceases employment with Employer for any reason (the Employment Term and such period hereinafter referred to as the “Noncompetition Period”), Employee will not, in any area in the world where Employer conducts business, directly or indirectly own, manage, operate, control, be employed by, consult with, or be connected in any manner with the ownership (other than passive investments of not more than one percent of the outstanding shares of, or any other equity interest in, any company or entity listed or traded on a national securities exchange or in an over-the-counter securities market), management, operation, or control of any neutraceutical business engaged in the manufacture or distribution of antioxidant pills or other products that compete with the products the Employer manufactures or distributes on the last day the Employee is employed by Employer.

     4.2.      During the Noncompetition Period, Employee (i) will not directly or indirectly induce or attempt to induce any employee of Employer or any of its affiliates to engage in any activity in which Employee is prohibited from engaging by Section 4.1 hereof, or otherwise to terminate such employee’s employment with Employer or any of its affiliates, (ii) will not directly or indirectly assist or attempt to assist others in engaging in any of the activities in which Employee is prohibited from engaging by Section 4.1 hereof, and (iii) will not directly or indirectly employ or offer employment to any person who was employed by Employer or any of its affiliates unless such person shall not have been employed by Employer or any of its affiliates for a period of at least 12 months.

     4.3.      During the Noncompetition Period, Employee will not directly or indirectly induce or attempt to induce any customer or supplier of Employer or any of its affiliates to move, reduce or not increase its trade or business with Employer or any of its affiliates.

     4.4.      Employee acknowledges that the restrictions contained in Sections 4.1, 4.2, and 4.3 are reasonable and appropriate. However, in the event that a court of competent jurisdiction determines that such restrictions are not reasonable and therefore unenforceable, the parties agree that such court may modify the restrictions in order for, but only to the least extent necessary for, the restrictions to be enforced by such court. In the event such court finds that any such restriction cannot be modified so as to make it enforceable, such restriction may be deleted by such court and the enforceability of all other restrictions will be unaffected by such deletion.

5.       Confidentiality. Employee acknowledges that, in and as a result of Employee’s employment by Employer, Employee has been and will be making use of, acquiring, and/or adding to confidential information of a special and unique nature and value relating to such matters as Employer’s trade secrets, systems, procedures, manuals, confidential reports, and lists of customers and/or other services rendered by Employer, the equipment and methods used and preferred by Employer’s customers, and the prices paid by such customers. As a material inducement to Employer to enter into this Agreement, and to pay to Employee the compensation referred to in Section 3.1 hereof, Employee covenants and agrees that Employee shall not, at any time during or after the Employment Term, directly or indirectly disclose, divulge, or use for Employee’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation, or other business organization, entity, or enterprise other than Employer and any of its subsidiaries or affiliates any trade secrets, information, data, or other confidential information relating to customers, products, development programs, costs, prices, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of Employer generally or of any subsidiary or affiliate of Employer, provided, however, that the foregoing shall not apply to information that is not unique to Employer or that is generally known to the industry or the public other than as a result of breach of this covenant. Employee agrees that, upon termination of Employee’s employment with Employer for any reason, Employee will return to Employer immediately all memoranda, books, manuals, training materials, records, computer software, papers, plans, contracts, agreements, information, letters, and other data, and all copies thereof or therefrom, in any way relating to the business of Employer and its affiliates, except that Employee may retain personal notes, notebooks, and diaries. Employee further agrees that Employee will not retain or use for Employee’s account at any time any trade names, trademark, or other proprietary business designation used or owned in connection with the business of Employer or its affiliates.

6.       Specific Performance and Survival.

     6.1.      Employee acknowledges and agrees that Employer’s remedies at law for a breach or threatened breach of any of the provisions of Section 4 hereof or Section 5 hereof would be inadequate and, in recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Employer, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may then be available.

     6.2.      The parties agree that the terms of Sections 4, 5 and 6 are independent of and separable from the other provisions of this Agreement and that the expiration or termination of this Agreement for any reason will not affect the continued existence and enforceability of Sections 4, 5 and 6. Those Sections will survive and continue to be fully binding on and enforceable against Employee and Employer after any termination of this Agreement.

7.       Termination of Employment.

     7.1.      Termination without Cause; Resignation for Good Reason.

          7.1.1.      General. (a) The Employer currently does not have any severance policy or plan for any of its executives or other employees. Nevertheless, subject to the provisions of Section 7.1.1(b) hereof, if Employee’s employment is terminated by Employer without Cause, as defined in Section 7.3, or if Employee resigns from Employee’s employment for Good Reason, as defined in Section 7.4, then Employer shall pay Employee severance in the amount of (i) Employee’s accrued unpaid Base Salary to the date of termination or resignation and any bonus earned but not paid as of that date, and (ii) continuation of Employee’s annual Base Salary, as adjusted under Section 3, as of the date of termination or resignation for a period equal to six months (subject to Section 7.1.1(b) below, such period being referred to hereinafter as the “Severance Period”).

          (b)      Notwithstanding anything to the contrary in Section 7.1.1(a) above, if Employee’s employment is terminated by Employer without Cause within 90 days of the Effective Date, Section 7.1.1(a) shall not apply. Instead, Employer shall pay Employee severance in the amount of (i) Employee’s accrued unpaid Base Salary to the date of termination or resignation and any bonus earned but not paid as of that date, and (ii) continuation of Employee’s annual Base Salary for a period of ninety days (if Section 7.1.1(a) does not apply, such period shall be referred to hereinafter as the “Severance Period”).

          (c)      During the Severance Period, Employee, at Employer’s sole cost, shall also be eligible to participate in all health, medical, supplemental medical, and life insurance plans or programs Employee participated in as of the date of such termination or resignation (“Employee Welfare Plans”). Anything to the contrary herein notwithstanding, Employer shall have no obligation to continue to maintain any Employee Welfare Plan during the Severance Period solely as a result of this Agreement.

          7.1.2.      Date of Termination. The date of termination of employment without Cause shall be the date specified in a written notice of termination to Employee which in no case shall be more than 30 days following the date of notice. The date of resignation for Good Reason shall be the date specified in the written notice of resignation from Employee to Employer which in no case shall be more than 30 days following the date of notice.

     7.2.       Termination for Cause; Resignation Without Good Reason.

          7.2.1.      General. If Employee’s employment hereunder is terminated by Employer for Cause, or if Employee resigns from Employee’s employment hereunder other than for Good Reason (a “Voluntary Termination”), then Employee shall be entitled only to payment of Employee’s Base Salary, as adjusted under Section 3, earned through and including the date of termination or resignation, plus any bonus that had been approved and declared earned and payable by the Board of Directors prior to the date of such termination and that remains unpaid as of such date. Employee shall have no further right to receive any other compensation or to participate in any other plan, arrangement, or benefit, after such termination for Cause or Voluntary Termination.

          7.2.2.      Date of Termination. The date of termination for Cause shall be the date of receipt by Employee of notice such termination. The date of Voluntary Termination shall be the date of receipt by Employer of the notice of resignation.

     7.3.      Cause. Terminate for “Cause” means termination of Employee’s employment because the Board of Directors of the Company (other than the Employee) has made a good faith determination that: (i) Employee failed substantially to perform Employee’s duties, provided that the Employer has provided at least thirty days prior written notice of such breach and Employee has committed a material breach of fiduciary duty, (ii) Employee has materially breached the terms of this Agreement, provided that the Employer has provided at least thirty days prior written notice of such breach and Employee has not cured such failure during such period, (iii) Employee committed an act or acts that constituted a misdemeanor (other than a minor traffic violation) or a felony under the laws of the United States (including any subdivision thereof), including, but not limited to, Employee’s conviction for or plea of guilty or no contest to any such misdemeanor or felony, (iv) Employee committed an act or acts in material violation of the Employer’s policies and/or practices applicable to employees of the Employer, (v) Employee acted in a manner, or failed to act in a manner to prevent a result, that was materially injurious to the financial condition or business reputation of the Employer or any of its subsidiaries or affiliates and that the Employee, if he had acted with reasonable diligence, should have been able to avoid such action or inaction, (vi) Employee acted in a manner that is unbecoming of Employee’s position with the Employer, regardless of whether such action or inaction occurs in the course of the performance of Employee’s duties with the Employer, or (vii) Employee was subject to any fine, censure, or sanction of any kind, permanent or temporary, issued by the Securities and Exchange Commission.

     7.4.      Good Reason. For purposes of this Agreement, “Good Reason” means any of the following actions taken by Employer without Employee’s prior written consent, provided that Employee terminates this Agreement within the ninety day period immediately following such action: (i) there is a material adverse change in the Employee’s position causing such position to be of material reduced stature or responsibility, (ii) there is a reduction of the Employee’s Base Salary or the formula for determining the Employee’s potential bonus during the fiscal year for which that formula is set, or (iii) Employee’s refusal to relocate to a facility or location more than 70 miles from the Employer’s current location. Notwithstanding the foregoing, Section 7.4(ii) shall not constitute termination for “Good Reason” if the Board of Directors of the Employer determines to reduce the salary or bonus levels for all of the Employer’s executive officers if the Employee’s Base Salary or the formula for determining the Employee’s potential bonus is reduced in proportion to the average of such other reductions.

     7.5.      Conditions to Severance Payments. Employer’s obligation to make any severance payments due hereunder or to make available any benefits to Employee after any termination or resignation hereunder is expressly conditioned on Employee complying in full with the obligations under Sections 4, 5 and 6. In the event Employee does not fully comply with such obligations or in the event any such obligations are determined by any court to be unenforceable to any extent, Employer shall be relieved of all obligations to provide any severance or post-termination benefits.

8.       Death. If Employee’s employment hereunder is terminated by death, then Employer shall, within 90 days of the date of death, make a lump sum payment to Employee’s estate (or other beneficiary designated by Employee in writing) equal to all Base Salary and bonuses, if any, earned and accrued through the date of death. Thereafter, Employer shall have no further obligation to Employee under the Agreement.

9.       Change of Control.

     9.1.      Notwithstanding anything to the contrary contained herein, in the event that an Event Date (as defined in Section 9.2 below) occurring prior to or on the first anniversary of the Effective Date, no portion of the Option that is not vested as of the Event Date shall vest or become exercisable, except in accordance with the regular vesting terms of the Option. In the event that an Event Date occurs after the first anniversary of the Effective Date and prior to or on the second anniversary of the Effective Date, 1/3 of the Option that has not already vested as of the Event Date shall immediately vest and become exercisable. In the event that an Event Date occurs after the second anniversary of the Effective Date but prior to the third anniversary of the Effective Date, 2/3 of the Option that has not already vested as of the Event Date shall immediately vest and become exercisable.

     9.2.      For purposes of this Agreement, “Event Date” shall mean (i) a “change in control” of the Employer, (ii) the Employer terminates this Agreement without Cause, or (iii) the Employee terminates this Agreement with Good Reason.

     9.3      For purposes of this Agreement, a “change in control” of the Employer is defined to mean either (i) any person or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) acquires the beneficial ownership of more than 50% of the Employer’s Common Stock; or (ii) the consummation of the merger or consolidation of the Employer with any other corporation, other than a merger with a wholly-owned subsidiary, unless the voting securities of the Employer outstanding immediately prior to the merger or consolidation represent more than 50% of the combined voting power of the voting securities of the surviving entity after the merger or consolidation.

10.       Miscellaneous.

     10.1.      Assignment of Employee Benefits. Absent the prior written consent of Employer, and subject to will and the laws of descent and distribution, Employee shall have no right to exchange, convert, encumber, or dispose of the rights of Employee to receive benefits and payments under this Agreement, which payments, benefits, and rights thereto are non-assignable and non-transferable.

     10.2.      Burden and Benefit. This Agreement shall be binding upon, and shall inure to the benefit of, Employer and Employee, their respective heirs, personal, and legal representatives, successors, and assigns.

     10.3.      Governing Law. The parties understand and agree that the construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of Colorado, that the state and federal courts situated in the State of Colorado shall have exclusive jurisdiction over any claims arising under or in relation to this Agreement, and that the parties consent to personal jurisdiction in such state and federal courts.

     10.4.      Headings. The headings of the Sections of this Agreement are for reference only and not to limit, expand, or otherwise affect the contents of this Agreement.

     10.5.       Entire Agreement; Modification. Except as to any instrument relating to an option granted hereunder and written agreements signed by both of the parties hereto from time to time after the date hereof, this Agreement contains the entire agreement and understanding by and between Employer and Employee with respect to the subject matter hereof, and any representations, promises, agreements, or understandings, written or oral, not herein contained shall be of no force or effect. No change, waiver, or modification of any provision of this Agreement shall be valid or binding unless the same is in writing and duly executed by both parties and no evidence of any waiver or modification shall be offered or received in evidence of any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid, and the parties further agree that the provisions of this Section 10.5 may not be waived except as set forth herein.

     10.6.      Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach.

     10.7.      Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the execution page of this Agreement, provided, however, that all notices to Employer shall be directed to the attention of the Board of Directors of Employer with a copy to the Secretary of Employer, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     10.8.      Withholding Taxes. Employer may withhold from any amounts payable under this Agreement such federal, state, and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

     10.9.      Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement as of the day and year first hereof written.

     EMPLOYEE:

Signature: /s/ Gerald J. Houston

Printed Name: Gerald J. Houston
Address: ____________________________________
                ____________________________________

LIFELINE THERAPEUTICS, INC. By: /s/ Stephen K. Onody Printed Name: Stephen K. Onody Title: CEO Address: 6400 Fiddler’s Green Circle Suite 1970 Englewood CO 80111